Exhibit 99.15

Excerpt from 2010-2011 Budget Plan 30 mars 2010

Section B

The Québec Economy:

Recent Developments and

Outlook for 2010 and 2011

TABLE B.6

Economic outlook for Québec

(percentage change, except where otherwise indicated)

	2009	2010	2011
Output
Nominal GDP ($ billion)	300.9	313.0	327.1
Nominal GDP	– 0.4	4.0	4.5
Real GDP	– 1.4	2.3	2.6
Components of GDP (in real terms)
Consumption	0.6	2.3	1.8
Current government expenditures	3.0	2.2	2.0
Residential investment	– 1.5	2.2	– 0.5
Non-residential investment	– 5.5	3.9	6.4
Exports	– 11.4	4.0	4.5
Imports	– 8.6	5.2	3.7
Population and labour market
Population (thousands)	7 829	7 905	7 971
Population 15 years and over (thousands)	6 595	6 647	6 709
Jobs (thousands)	3 844	3 883	3 924
Job creation (thousands)	– 37.5	38.7	41.6
Unemployment rate (%)	8.5	8.5	8.4
Employment rate (%)	59.7	59.7	59.8
Other economic indicators
Nominal consumption	1.0	4.0	4.2
Housing starts (thousands of units)	43.4	44.6	42.7
Personal income	1.2	3.1	3.5
Wages and salaries	1.4	3.0	3.4
Corporate profits	– 23.8	14.5	8.0
Consumer prices	0.6	2.0	2.9
Per capita nominal GDP ($)	38 431	39 597	41 039
Par capita disposable personal income ($)	25 730	26 223	26 882

Sources: Institut de la statistique du Québec, Statistics Canada and ministère des Finances du Québec.

Excerpt from 2010-2011 Budget Plan 30 mars 2010

Section B

The Québec Economy:

Recent Developments and

Outlook for 2010 and 2011

TABLE B.8

Canadian financial markets

(percentage rate)

	2009	2010	2011
Overnight target rate	0.4	0.5	1.4
Treasury bills – 3 months	0.4	0.6	1.7
Bonds – 10 years	3.3	3.8	4.5

Sources: Statistics Canada and ministère des Finances du Québec.